UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES  EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) September 9, 2014

HUB GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-27754	36-4007085
(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Clearwater Drive
Oak Brook, Illinois 60523
(Address, including zip code, of principal executive offices)

(630) 271-3600
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01       OTHER EVENTS

We wanted to communicate several updates at Hub Group, Inc.

As previously reported in our Form 10-K and 10-Q, a complaint was filed in the U.S. District Court for the Eastern District of California (Sacramento Division) by Salvador Robles against our subsidiary, Comtrak Logistics, Inc., now known as Hub Group Trucking, Inc.  The complaint seeks class certification on behalf of a class comprised of present and former California-based truck drivers for Hub Group Trucking who were classified as independent contractors, from January 2009 to the present.  The complaint alleges Hub Group Trucking has misclassified such truck drivers as independent contractors and that such drivers were employees.  A second complaint alleging substantially similar claims was filed in the Superior Court of the State of California for the County of San Bernardino on July 24, 2014, but the Company has not been served with a copy of that complaint.  The Company believes that the independent contractor truck drivers were properly classified as independent contractors at all times.  Nevertheless, because lawsuits are expensive, time-consuming and could interrupt our business operations, we have decided to make settlement offers to individual drivers with respect to the claims alleged in the lawsuits, without admitting liability.  The Company estimates that the total settlement amount, if all drivers accept the offers, is approximately $9.5 million.  To date, a substantial number of the independent contractors have decided to accept the settlement offer.  We are also changing our business model in California from independent contractor truck drivers to employee drivers.  In the Los Angeles and Stockton markets, the cost of the employee driver model will initially be higher than the independent contractor model and will fluctuate depending on the cost of various factors, including claims, repairs and fuel.  We estimate that the impact of the change in the model for the remainder of the year would be between two and four cents per share.  In addition, we expect a total of approximately $1 million (or about two cents per share) of one time costs in the last half of 2014 for legal, travel and communication costs related to the settlements and model change implementation.

Below are several updates to the Hub segment intermodal outlook.

We are currently experiencing increased operating costs as a result of further deterioration in rail service.  Worse than anticipated rail service has produced, among other things, fleet utilization of 1.7 days slower than last year in the months of July and August.  If rail service and utilization do not improve for the remainder of the year, we expect the impact would be between four and six cents per share.

In July, we expected that we would see intermodal volume growth in the Hub segment in the last half the year.  After completing two months of the quarter, Hub segment volume is down approximately 3%.  We now project that Hub segment intermodal volume will be flat or down slightly for the remainder of the year.   If this holds true, we believe the impact on earnings per share would be between one and two cents.

Statements in this Form 8-K that are not historical, including statements about Hub Group's or management's intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group's SEC reports including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2013 and our report on Form 10-Q for the period ended June 30, 2014. Hub Group assumes no liability to update any such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUB GROUP, INC.

DATE: September 9, 2014	/s/ Terri A. Pizzuto
By: Terri A. Pizzuto
Title: Executive Vice President, Chief Financial Officer
and Treasurer